ACTION BY THE UNANIMOUS WRITTEN CONSENT OF

THE DIRECTORS OF SOLAR ENERGY INITIATIVES, INC.

April 9, 2012

The following action by unanimous written consent of the directors of Solar Energy Initiatives, Inc. a Delaware corporation (the “Company”), was adopted as of the date above written and such action evidences said directors’ waiver of any right to dissent:

2012 EMPLOYEE AND CONSULTANT STOCK COMPENSATION PLAN

AND

REGISTRATION STATEMENT ON FORM S-8

WHEREAS, the directors have determined it to be in the best interests of the Company to be able to compensate its employees, officers, directors, consultants, and advisors with stock pursuant to the Company’s 2012 Employee and Consultant Stock Compensation Plan (the “Stock Plan”), in substantially the form attached hereto, providing for the issuance of up to 2,000,000 shares of the Company’s Common Stock, $0.001 par value, as all or any portions of said shares may be registered under the Securities Act of 1933 on Form S-8, in substantially the form attached hereto;

NOW THEREFORE, BE IT RESOLVED, that the Stock Plan in substantially the form attached hereto is hereby approved by the directors, with shares of stock thereunder, up to the maximum authorized therein, to be issued from time to time as provided therein as determined to be in the best interests of the Company and its shareholders by the Company’s Board of Directors; and be it

FURTHER RESOLVED, that the Company’s Board of Directors is hereby authorized to provide that the issuance and resale of shares under the Stock Plan may be registered under the Securities Act of 1933 on Form S-8, in substantially the form attached hereto, as determined to be in the best interests of the Company and its shareholders by the Board of Directors; and be it

FURTHER RESOLVED, that the Company’s Board of Directors is hereby authorized to issue stock awards, as consistent with the Stock Plan, including adoption of associated agreements, with such terms and conditions as the Board of Directors may determine to be in the best interests of the Company and its shareholders, and the directors of the Company hereby authorize the Board of Directors to issue such shares.

OTHER RATIFYING AND ENABLING RESOLUTIONS

WHEREAS, it is recognized that current and former directors and officers of the Company may have taken actions in connection the foregoing resolutions;

NOW THEREFORE, BE IT RESOLVED, that any actions taken by current or former directors or officers of the Company, insofar as consistent with the foregoing resolutions, are hereby ratified and approved; and be it

FURTHER RESOLVED, that the proper officers and /or the directors of the Company be and are hereby authorized, for and as the act of the Company, to take all further action including entering into all agreements, making necessary agency and governmental filings, and executing all documents which they deem necessary or advisable in connection with or to implement the Stock Plan and take other actions as set forth in the foregoing resolutions, including without limitation the preparation and filing of one or more Registration Statements on Form S-8, and in conformity with all applicable legal requirements; and be it

FURTHER RESOLVED, that the foregoing resolutions are hereby approved by the directors of the Company.

IN WITNESS WHEREOF, the undersigned, being all members of the Board of Directors of the Company, have hereunto set their hands as of the date first above written.

/s/ David Fann	/s/ Pierre Besuchet
David Fann, Director	Pierre Besuchet, Director